UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

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In connection with Henry Schein, Inc.’s 2019 Annual Meeting of Stockholders to be held on May 22, 2019, Institutional Shareholder Services (“ISS”) issued its Proxy Analysis & Benchmark Policy Voting Recommendations and Glass Lewis issued its Proxy Paper on Henry Schein, Inc. (the “Company”), each recommending a vote against Bradley T. Sheares, Ph.D. for attending less than 75% of the board and committee meetings held in fiscal year 2018 without disclosing an acceptable reason for the absences. The Company sets forth below portions of its responses to ISS and Glass Lewis:

Response to ISS:

Thank you for the opportunity to review ISS’ preliminary draft proxy analysis for Henry Schein’s upcoming annual meeting. Below is our reasoning why we believe ISS should recommend a vote FOR Dr. Bradley Shears despite him not satisfying ISS’ attendance policy (attending 71.4% of his board and committee meetings instead of 75%).

Dr. Sheares joined Henry Schein, Inc.’s Board of Directors on January 20, 2010. As disclosed in our 2019 proxy, Dr. Sheares attended at least 75% of the board meetings (87.5% or 7 of 8) but was unable to attend at least 75% of his committee meetings in 2018. Dr. Sheares attended 71.4% of his board and committee meetings aggregated. Dr. Sheares was traveling internationally to remote locations in March 2018 which happened to be the month in which Henry Schein held an unusually high number of board and committee meetings (holding five meetings that month, including three meetings over a two day period). Had Dr. Sheares been able to attend one additional meeting, he would have satisfied ISS’ 75% threshold. Attached is a chart detailing Dr. Sheares’ otherwise stellar attendance over the course of his nine year tenure as a member of Henry Schein’s Board of Directors—with 100% perfect attendance six years and 91% attendance for two years. Dr. Sheares is committed to satisfying ISS’ attendance policy in 2019 (and future years, if applicable). To date, Dr. Sheares has attended 100% of his board and committee meetings in 2019. Given Dr. Sheares’ history of excellent attendance, the fact that he was only one meeting shy of satisfying ISS’ policy and he was traveling to remote international locations when he was unable to attend meetings in March 2018, we ask that ISS recommend a vote FOR Dr. Sheares.

	Board meetings held	Committee meetings held	Board meetings attended	Committee meetings attended	Total meetings attended/held	% attended
2019 (through 4/23/19)	5	6	5	6	11/11	100%
2018	8	13	7	8	15/21	71.4%
2017	8	12	8	12	20/20	100%
2016	7	6	7	6	13/13	100%
2015	7	2	7	2	9/9	100%
2014	8	3	8	3	11/11	100%
2013	7	4	6	4	10/11	91%
2012	6	4	6	4	10/10	100%
2011	6	3	6	3	9/9	100%
2010	8 after he joined on January 20, 2010	3	7	3	10/11	91%

Response to Glass Lewis:

Thank you for the opportunity to provide your team with additional information regarding Bradley Sheares.

Dr. Bradley T. Sheares joined Henry Schein, Inc.’s Board of Directors on January 20, 2010. As disclosed in our 2019 proxy, Dr. Sheares attended at least 75% of the board meetings (87.5% or 7 of 8) but was unable to attend at least 75% of his committee meetings in 2018. Dr. Sheares attended 71.4% of his board and committee meetings aggregated. Dr. Sheares was traveling internationally to remote locations in March 2018 which happened to be the month in which Henry Schein held an unusually high number of board and committee meetings (holding five meetings that month, including three meetings over a two day period). Had Dr. Sheares been able to attend one additional meeting, he would have satisfied Glass Lewis’ threshold of 75%. Below is a chart detailing Dr. Sheares’ otherwise stellar attendance over the course of his nine year tenure as a member of Henry Schein’s Board of Directors—with 100% perfect attendance six years and 91% attendance the other two years. Dr. Sheares is committed to satisfying Glass Lewis’ attendance policy in 2019 and future years. To date, Dr. Sheares has attended 100% of his board and committee meetings in 2019.

We ask that given Dr. Sheares’ history of excellent attendance, the fact that he was only one meeting shy of satisfying Glass Lewis’ policy and he was traveling to remote international locations when he was unable to attend meetings in March 2018, Glass Lewis change its recommendation to recommend a vote FOR Dr. Sheares.

	Board meetings held	Committee meetings held	Board meetings attended	Committee meetings attended	Total meetings attended/held	% attended
2019 (through 4/23/19)	5	6	5	6	11/11	100%
2018	8	13	7	8	15/21	71.4%
2017	8	12	8	12	20/20	100%
2016	7	6	7	6	13/13	100%
2015	7	2	7	2	9/9	100%
2014	8	3	8	3	11/11	100%
2013	7	4	6	4	10/11	91%
2012	6	4	6	4	10/10	100%
2011	6	3	6	3	9/9	100%
2010	8 after he joined on January 20, 2010	3	7	3	10/11	91%

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